EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference on this Registration Statement on Form S-8 of Blue Foundry Bancorp of our report dated March 14, 2022, relating to the consolidated financial statements of Blue Foundry Bancorp, appearing in the Annual Report on Form 10-K for the year ended December 31, 2021(File No. 001-40619) of Blue Foundry Bancorp.

/s/ Crowe LLP
Crowe LLP

New York, New York
August 29, 2022